Exhibit 99.1

Media Contact

Tabitha Long

(312) 384-8018

FOR IMMEDIATE RELEASE

Inteliquent Declares Quarterly Dividend

Chicago, December 4, 2013 – Inteliquent, Inc. (NASDAQ: IQNT), a leading provider of voice services, announced today that its Board of Directors has declared a quarterly dividend of $0.0625 per outstanding share of common stock. The quarterly dividend will be paid on December 30, 2013, to shareholders of record as of the close of business on December 16, 2013.

About Inteliquent

Inteliquent is a leading provider of wholesale voice services for carriers and service providers. Inteliquent is used by nearly all national and regional wireless carriers, cable companies and CLECs in the markets it serves, and its network carries approximately ten billion minutes of traffic per month. Please visit Inteliquent’s website at www.inteliquent.com and follow us on
Twitter @Inteliquent.

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